EXHIBIT 99.1

For More Information Contact:
Investors:	Media:
Jayne L. Cavuoto-Krafchik	Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Provides Business Update

Woodbury, NY – July 7, 2004 – Delta Financial Corporation (Amex: DFC), a specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans, today announced an operating and financial update for the second quarter of 2004, and its loan production expectations for the remainder of 2004.

Business Update and Guidance

•	Originated approximately $673 million in loans in the second quarter of 2004, an increase of 93% compared to Q2 2003.
	-	Q2 2004 wholesale originations increased approximately 110% to approximately $410 million, compared to $195 million in Q2 2003.
	-	Q2 2004 retail originations increased approximately 71% to approximately $263 million, compared to $154 million in Q2 2003.
•	Q2 2004 total cost to originate, as a percentage of loan production, decreased by approximately 35% to approximately 2.8%, from 4.3% in Q2 2003.
•	Full year 2004 loan production is expected to exceed $2.3 billion, an increase from the previously announced guidance of over $2.0 billion.

Growth Initiatives

•	Plan to continue to increase wholesale presence in the Northeast, Southeast and Midwest.

•
Plan to increase the number of mortgage analysts in retail operations by utilizing additional space the Company has obtained over past 12 months, which can accommodate more than 50% growth in mortgage analysts.

The Company plans to announce its full financial results for the second quarter of 2004 and host a conference call during the week of August 2, 2004.

1

About the Company

Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily secured by first mortgages on one- to four-family residential properties. Delta originates non-conforming mortgage loans primarily in 26 states. Loans are originated through a network of approximately 1,700 independent brokers and the Company’s retail offices. Since 1991, Delta has sold approximately $10.3 billion of its mortgages through 40 securitizations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our projections as to our full year loan production and our plans to grow our originations capacity. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to the availability of funding at favorable terms and conditions, including without limitation, warehouse, residual and other credit facilities; our ability or inability to continue to access the securitization and whole loan markets at favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs and potential liabilities associated with litigation, our regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for our products and services; and other risks identified in our filings with the Securities and Exchange Commission. We hereby disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

###

2